Exhibit 10.51
The Joint Corp.
Executive Short-Term Incentive Plan (STIP)
(Amended and Restated March 10, 2025)

Plan Summary

The Joint Corp. (“the Company”) Executive Short-Term Incentive Plan (“Executive STIP”) is an annual bonus plan. The Executive STIP Pool earned for each year will be determined based on achievement against metrics (the “STIP Metrics”) established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Executive STIP will apply to each Company “officer” as such term is defined by Rule 16a-1 of the Securities Exchange Act of 1934, as amended, which currently includes the Company’s Chief Executive Officer and Chief Financial Officer.

Defined Terms

Target Adjusted EBITDA: In connection with the annual budgeting process, the Company will establish an annual budget with corresponding Adjusted EBITDA that must be approved by the Board of Directors of the Company (the “Board”).

EBITDA: The Company shall prepare a budget on a consistent basis from year to year and apply a consistent definition of EBITDA. The Company currently defines EBITDA as net income (loss) before interest expense, income taxes, depreciation, and amortization expenses.

Adjusted EBITDA: EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired regional developer rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs and other income related to employee retention credits.

Plan Description

Achievement: The Executive STIP is an annual cash bonus which may be achieved if the Company meets necessary thresholds for the defined STIP Metrics for that year. The STIP Metrics will be approved by the Compensation Committee each year. Upon achievement of the STIP Metrics for the calendar year, funds will be allocated to a pool, which will be combined with the Non-Executive STIP Pool (the “Combined Pool”) until a maximum Combined Pool is reached in an amount established by the Compensation Committee (the “Combined Pool Maximum”). Except for amounts earned pursuant to the Bonus Accelerator described herein, in no event will the amount in the Combined Pool exceed the Combined Pool Maximum. However, the Compensation Committee may, in its sole discretion, approve and create the Combined Pool under such terms and conditions regardless of reaching the Award Threshold as the Compensation Committee may determine.

Eligibility: The CEO and CFO of the Company are eligible to participate in the Executive STIP. Unless otherwise agreed to in writing between the Company and a participant, participants must

Exhibit 10.51
be actively employed by the Company on the date of payout in order to receive an award under the Executive STIP. The following are the eligible percentages of base salary:

CEO 100%
CFO 50%

Proration: For those participants whose employment with the Company starts during mid-year, their participation in the plan shall be prorated based on the number of days employed during that calendar year divided by 365 days. If the total amount in the STIP Pool is insufficient to award all participants (including the participants in the coinciding Non-Executive STIP) 100% of their STIP award, each participant’s award shall be reduced by his or her pro rata share of the shortfall.

Award: 100% of each individual Executive STIP award is a function of achieving results in excess of the STIP metrics. The percentage of achievement of that metric will be the same as the percentage of funding (between 85% and 100% for each respective metric) of the maximum bonus pool. The Company will not fund the Combined Pool and no award will be granted unless the amount to be allocated to the Combined Pool would equal at least 85% of the Combined Pool Maximum (the “Award Threshold”), provided that if the amount allocated to the Combined Pool is less than the Award Threshold, the Board of Directors may in its sole discretion approve and create the Combined Pool under such terms and conditions as the Board of Directors may determine.

STIP awards are expected to be paid following approval by the Compensation Committee and completion of the Company’s annual audit. Executive STIP awards will be paid in cash by no later than March 15th of the following year.

Bonus Accelerator: If total achieved results exceeds the Target STIP Metrics for the year after 100% funding of the STIP Pool discussed above, the Company will fund up to an additional 25% into the bonus pool (up to a maximum of 125% of the participants’ target STIP) to be allocated to participants on a pro-rata basis based on their respective eligibility. The STIP Pool plus this additional 25% Bonus Accelerator will represent the Adjusted STIP Pool to be awarded.